Exhibit 99.1

Contact Information:

Suzanne DuLong

T: 781-418-8075/E: Investor.Services@keurig.com

Katie Gilroy
T: 781-205-7345/E: Investor.Services@keurig.com

FOR IMMEDIATE RELEASE

Keurig Green Mountain Receives Notification from the SEC Closing Inquiry Dating Back to 2010 with No Enforcement Action

WATERBURY, Vt. (October 17, 2014) — Keurig Green Mountain, Inc., (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced it has received notification from The Securities and Exchange Commission (SEC) that it is closing the previously disclosed four-year inquiry into accounting and disclosure matters at the Company and would not be recommending any enforcement action against the Company or any of its current or former employees.

“Since 2010, we have voluntarily cooperated with the government in an open and fulsome manner and we are very pleased to have this matter closed,” said Brian Kelley, Keurig’s President and CEO.  “Throughout this time, every Keurig employee stayed focused on delivering innovative beverage solutions that consumers embrace as part of their daily routines.  This led to exceptional quality, convenience and choice for consumers, with more than 275 beverage varieties and over 50 brands in the Keurig brand family.”

About Keurig Green Mountain, Inc.
As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices.  The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace.  Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects.  By helping consumers drink for themselves, we believe we can brew a better world.  For more information visit: www.KeurigGreenMountain.com.  To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC.  The Company encourages investors to consult this section of its website regularly for important information and news.  Additionally, by subscribing to the Company’s automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

KGM-G, KGM-US

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